Exhibit 2.2

FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF REORGANIZATION

THIS FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF REORGANIZATION (the “Amendment”) is executed as of this 29th day of May 2012 by and among Blast Energy Services, Inc., a Texas corporation and BLAST Acquisition Corp., a newly-formed Nevada corporation and wholly-owned subsidiary of BLAST, on one hand, and Pacific Energy Development Corp., a Nevada corporation on the other hand, with reference to the facts set forth in the Recitals below.

RECITALS

WHEREAS, the parties hereto previously entered the Plan of Reorganization (as the same may be amended from time to time, the "Merger Agreement"), which provides for, among other things, the merger (the "Merger").

WHEREAS, pursuant to Section 14(d) of the Merger Agreement, the parties hereto have the right to amend the Merger Agreement in the manner set forth in this Amendment.

WHEREAS, the parties have not yet consummated the Merger and desire addition time to complete the Merger.

WHEREAS, parties hereto believe it is in their best interests that the Merger take place, and therefore propose to enter into this Amendment, on the terms and for the consideration set forth herein; and

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Amended Terms of Merger Agreement. The partiers hereby agree to extend the termination date of Merger Agreement, which is referenced as “June 1, 2012” twice in Section 14(c) of the Merger Agreement, to “August 1, 2012.”

2. Miscellaneous Terms. The parties hereto have the requisite corporate power and authority to enter into and perform this Amendment in accordance with the terms hereof. Except as amended hereby, the Merger Agreement shall remain in full force and effect, and the valid and binding obligation of the parties thereto. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

BLAST ACQUISITION CORP. By: /s/ Roger P. (Pat) Herbert Roger P. (Pat) Herbert, President	BLAST ENERGY SERVICES, INC. By: /s/ Roger P. (Pat) Herbert Roger P. (Pat) Herbert, President
PACIFIC ENERGY DEVELOPMENT CORP. By: /s/ Frank Ingriselli Frank Ingriselli, President